Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of February 29, 2024. The following table provides a breakdown of the major components of our Net Asset Value as of February 29, 2024 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $165,313)	$169,881
Cash and cash equivalents	162,245
Other assets	7,682
Other liabilities	(5,976)
Accrued performance fee	(179)
Management fee payable	(141)

Net Asset Value	$333,512

Number of outstanding shares	13,078,606

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of February 29, 2024 ($ in thousands, except shares and per share data):

Net Asset Value per share	Series I A-II Shares	Series I F-I Shares	Series I V Shares	Series II A-II Shares	Series II F-I Shares	Series II V Shares	Total
Monthly Net Asset Value	$68,753	$2,178	$1	$261,292	$1,287	$1	$333,512
Number of outstanding shares	2,699,290	85,596	40	10,243,141	50,500	40	13,078,606
Net Asset Value per share as of February 29, 2024	$25.47	$25.44	$25.00	$25.51	$25.48	$25.00